Exhibit 1.01

Conflict Minerals Report
For the Year ended December 31, 2025

Part I. Introduction
This Conflict Minerals Report (“Report”) of Bausch Health Companies Inc. (“Bausch Health,” the “Company,” “we,” “our” or “us”) has been prepared and submitted in accordance with Rule 13p-1 (“Rule 13p-1”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), for the reporting period of January 1, 2025 to December 31, 2025. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms used in this Report, unless otherwise defined herein.
Conflict Minerals Policy Statement
On August 22, 2012, the U.S. Securities and Exchange Commission issued its rule on conflict minerals (“Conflict Minerals Rule”) in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act and related rules require certain companies to disclose the extent to which the products they manufacture or contract to manufacture contain specified minerals sourced from the Democratic Republic of the Congo (“DRC”) or adjoining countries. Conflict minerals (“conflict minerals”) consist of gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten, which are used in many electronic components and medical devices for patient safety and reliability.
As a global, diversified specialty pharmaceutical and medical device company that develops, manufactures and markets, primarily in the therapeutic areas of gastroenterology, hepatology, neuroscience and dermatology, a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter (“OTC”) products and aesthetic medical devices, and through its controlling ownership interest in Bausch + Lomb Corporation, branded and branded generic pharmaceuticals, OTC products and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment) in the therapeutic areas of eye health, Bausch Health promotes the traceability of minerals and the transparency of our supply chain. Bausch Health firmly believes that our customers should be fully informed about our products.
With respect to those limited aspects of Bausch Health’s business that manufacture or contract to manufacture products that do contain conflict minerals, which are necessary for the safe functionality of the product, Bausch Health endeavors not to purchase products that contain conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries. Bausch Health expects its portfolio of suppliers to source conflict minerals only from responsible sources. We fully understand the importance of this issue to our customers and are committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that promote a supply chain that is free of conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.
The Conflict Minerals Policy Statement can be found on the Company’s website at the following address: https://www.bauschhealth.com/ESG/responsible-procurement/.

Part II. Reasonable Country of Origin Inquiry
Bausch Health has taken several steps to conduct a Reasonable Country of Origin Inquiry. We have:
•Assigned accountability to support Bausch Health’s global conflict minerals program;
•Adopted a Conflict Minerals Policy Statement (included in its entirety in Part I of this Report);
•Adopted Supplier Standards of Conduct, which includes a section dedicated to conflict minerals;
•Developed a protocol for Conflict Free Minerals monitoring;
•Employed a risk-based approach to identify specific types of products that had a higher likelihood of containing conflict minerals. This approach included:
◦Discussions with internal stakeholders, including Supply Chain, Procurement, Regulatory, Quality Control, and Manufacturing personnel;
◦Reviews of certain product ingredient lists, product formulations or equipment components; and
◦Reviews of prior year responses from internal manufacturing sites and external suppliers regarding the use of conflict minerals in Bausch Health’s products;
•Placed additional focus on those products determined to be of higher risk, including enhanced follow-up with the relevant suppliers regarding usage of conflict minerals (refer to Part III below for additional information);
•Evaluated our internally manufactured products to determine if conflict minerals are necessary to the functionality or production of those products;
•Surveyed external suppliers to determine if the products supplied to Bausch Health contain conflict minerals; and
•Created a process to determine the country of origin for those products which were found to contain conflict minerals.
In addition, Bausch Health’s subsidiary, Bausch + Lomb Corporation (“Bausch + Lomb”), has developed a vendor risk management (VRM) program, using a third-party digital platform, to survey and assess Bausch + Lomb suppliers regarding their environmental, social and governance practices, including with respect to conflict minerals. Notable updates to Bausch + Lomb’s VRM program include:
•Sustainability assessment was enhanced in 2025 to add a number of topics, including conflict minerals;
•In 2025 Bausch + Lomb established the Vendor Risk Management Governance Board to standardize governance and provide strategic oversight of vendor risk management, with responsibility to drive global compliance, oversee Corrective and Preventive Actions, enhance accountability, prioritize supply chain risks, and strengthen data collection for leadership and ESG reporting; and

•As this was the first year of Bausch + Lomb using this digitized assessment process (which replaced their prior process of sending surveys to external suppliers), Bausch + Lomb plans to further enhance the assessments and supplier due diligence in coming years.
As described in Part III below, Bausch Health undertook additional due diligence measures to determine the status of the conflict minerals that are necessary to the functionality or production of its products.
Part III. Due Diligence
Bausch Health has designed its due diligence program to conform, in all material respects, with the Organisation for Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework.
Bausch Health performed the following due diligence measures in 2025:
•A cross-functional internal task force remained active during the reporting period, carrying forward its responsibilities including, among others:
◦Considering measures to further promote awareness and transparency around the use of conflict minerals in Bausch Health’s products;
◦Reassessing Bausch Health’s Conflict Minerals Policy Statement;
◦Coordinating a risk-based assessment to determine those products sold by Bausch Health during 2025 which have a higher risk of containing conflict minerals and, as a result of this assessment, it was determined that certain ophthalmic surgical equipment and products, certain aesthetics equipment, and certain delivery devices for injectable products carry a higher risk as compared to our other products; and
◦Monitoring, directly or in partnership with third-party providers, the progress of responses, and related follow-up procedures, to internal and external surveys, regarding the use of conflict minerals;
•Engaged external advisers to assist and consult on the conflict minerals due diligence and reporting process;
•Used the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (created by the Electronic Industry Citizenship Coalition, which in 2017 became the Responsible Business Alliance, and the Global e-Sustainability Initiative) (the “Template”) to survey our internal manufacturing sites and external suppliers for information concerning whether conflict minerals are necessary to the functionality or production of Bausch Health’s products and the source and chain of custody of any conflict minerals in our supply chain;

•For certain products, our internal manufacturing sites also reviewed ingredient lists and packaging components to determine whether such products contained conflict minerals;
•Communicated with suppliers, directly or through third-party partners, to determine the source of the conflict minerals for the products that do necessitate conflict minerals;
•Developed and finalized a comprehensive Global Policy for Conflict Free Minerals (CFM) Compliance (the “Global Policy”) to support conflict-free minerals compliance within Bausch Health and to drive Bausch Health’s enhanced diligence efforts. The Global Policy includes procedures related to geographical scope, materials, operations (including all stages of supply chain) and regulatory adherence;
•In addition, clear expectations from third-party suppliers are specifically addressed in the Supplier Standards of Conduct and in the Purchasing Terms and Conditions which accompany every Purchase Order; and
•The Procuring with Care initiative, which was implemented in 2024, continues to strongly encourage suppliers to participate in a sustainability performance assessment which is managed by EcoVadis, a global Corporate Social Responsibility rating company. This assessment includes conflict minerals questions and promotes responsible mineral sourcing practices. This is an essential component of the Bausch Health Environmental, Social and Governance (ESG) compliance program.
Additionally, Bausch + Lomb replaced their Template-driven survey process as part of their VRM program described above. Bausch + Lomb used a third-party digital platform to assess Bausch + Lomb suppliers regarding their environmental, social and governance practices, including with respect to conflict minerals. The new conflicts minerals assessment process embeds the Conflict Minerals Reporting Template provided by the Responsible Minerals Initiative to collect conflict minerals information from suppliers. In the first step of the VRM assessment methodology, an abstract risk assessment is conducted considering country risks and industry risks based on widely recognized risk ratings. Suppliers shown as potentially high risk in the abstract assessment are invited to complete assessment questionnaires.
Part IV. Due Diligence Results
Bausch Health has determined, in good faith, that, for calendar year 2025, a small portion of its product portfolio for that year, including certain aesthetics devices, ophthalmic hand pieces, ophthalmic instruments, ophthalmic surgical devices and delivery devices for injectable products require conflict minerals for their production or functionality. As described in Part V below, the original sources of the conflict minerals within these products in some cases remain unknown or, in other cases, are undeterminable due to insufficient information. The revenue in 2025 from such products represented a small percentage of Bausch Health’s total 2025 consolidated revenue.
For the 2025 reporting year, Bausch Health, directly or through a third-party provider, monitored conflict free minerals requirements compliance for standard electronic components that we procure. Mineral sourcing information was collected and verified through a comprehensive process involving multiple steps. The process included data collection, data validation, the use of the Conflict Mineral Reporting Template, audits and certifications, and continuous monitoring of our external suppliers and manufacturers. Over 9,400 components were monitored through data from numerous verified supplier sources. This included information on the origin of minerals, the smelters and refiners involved, and the compliance status of these entities. As of the date of this report, the conflict mineral status of certain monitored components remains unknown or undeterminable due to insufficient information, but such components are subject to ongoing diligence efforts intended to determine their status as additional reliable data becomes available.
For the 2025 reporting year, Bausch + Lomb, utilizing its new VRM platform, under the first step of the VRM assessment methodology conducted an abstract risk assessment and did not identify any suppliers as potentially high risk, either with respect to conflict minerals or the other factors assessed. As a result, no suppliers were invited to complete assessment questionnaires as part of the second step of the VRM assessment methodology. It is noted that 2025 was the first year in which the new VRM platform was utilized and it is expected that, in future years, as the platform and methodology are fully-implemented and improvements and enhancements are made thereto that certain suppliers may be invited to complete assessment questionnaires. In addition, Bausch + Lomb’s portfolio of products that require conflict minerals for their production or functionality, being ophthalmic hand pieces, ophthalmic instruments and ophthalmic surgical devices, did not undergo any material changes or additions in 2025 nor did the suppliers from whom the product components are sourced. As a result, it was estimated that the results from the prior years’ Template survey process, which covered both internal and external sites, would continue to be a fair and reasonable representation of that portion of Bausch + Lomb’s product portfolio that require conflict minerals.
Part V. Risk Mitigation / Future Due Diligence Measures
For the products that contain conflict minerals, Bausch Health is multiple steps removed from the facilities used to process the necessary conflict minerals that are contained in its products. As a result, Bausch Health continues to work to determine the country of origin of the conflict minerals.
Bausch Health is working, directly or through a third-party provider, with suppliers of these product components, which are unable at this time to determine the original sources of the conflict minerals and thus are unable to state if the conflict minerals were sourced from the DRC or an adjoining country nor provide the names of the smelters or refineries used to process those minerals. In 2025 our third-party provider implemented improvements which enhanced the data quality and due diligence process to more effectively report results.
As described above, Bausch Health is continuing its due diligence efforts to determine the source of the conflict minerals necessary for the production or functionality of its products. We are continuing to work with our suppliers to identify and validate the country of origin of the conflict minerals and the associated facilities used for processing. Going forward, we will continue to reassess our process and explore additional measures to further enhance our process.
Forward-looking Statements
This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward-looking statements”). These forward-looking statements include, but are not limited to, statements regarding our policies and practices respecting conflict minerals and our related due diligence initiatives. Forward-looking statements can generally be identified by the use of the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “could,” “would,” “should,” “target,” “potential,” “opportunity,” “designed,” “create,” “predict,” “project,” “forecast,” “seek,” “strive,” “ongoing,” “likely,” “evolve,” “decrease” or “increase” and variations or other similar expressions and phrases. These statements are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators (the “CSA”) and the other assumptions, risks and uncertainties as detailed from time to time in Bausch Health’s filings with the SEC and the CSA, which assumptions, risks and uncertainties are incorporated herein by reference. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes, except as required by law.